UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


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                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).


________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Bauer                            Richard             W.
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   (Last)                           (First)             (Middle)
   c/o Osteotech, Inc.
   51 James Way
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                                    (Street)

Eatontown                           New Jersey           07724
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   (City)                           (State)              (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

     Osteotech, Inc. (OSTE)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

     December 31, 2000

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5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)
     CEO
________________________________________________________________________________
7.   Individual or Joint/Group Reporting (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                    3.           Disposed of (D)                 Beneficially   Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            Code         ------------------------------- of Issuer's    (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

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

* If the form is  filed  by more  than one  reporting  person,  see  instruction
4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================


                                                                                                                 10.
                                                                                                       9.        Owner-
                                                                                                       Number    ship
                                                                                                       of        Form
                 2.                                                                                    Deriv-    of
                 Conver-                    5.                              7.                         ative     Deriv-   11.
                 sion                       Number of                       Title and Amount           Secur-    ative    Nature
                 or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                 Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                 cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                 Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.               of       action   Trans-   of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of         Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative       ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security         Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)       ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

Employee Stock
Option (1)                                                                  Common
(Right to Buy)  $3.50    12/7/00    A        25,000       (2)      12/7/10  Stock     25,000   $3.50   25,000      D        --
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Employee Stock
Option (1)                                                                  Common
(Right to Buy)  $3.50    12/7/00    A        25,000       12/7/03  12/7/10  Stock     25,000   $3.50   25,000      D        --
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
Explanation of Responses:

(1) Granted under the Company's 1991 Stock Option Plan and qualified under Rule 16b-3.

(2) Option will become exercisable as to 6,250 shares on 12/7/01; 6,250 shares on 12/7/02; 6,250 shares on 12/7/03; and as to the remaining 6,250 shares on 12/7/04.

      /s/ Richard W. Bauer                                    February 8, 2001
     -------------------------------                          ----------------
     **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collections of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

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